SUB-ITEM 77C

The sole shareholder of each of MFS MFS Fundamental Growth Fund, MFS Multi Cap Growth Fund, MFS Gemini Large Cap U.S. Fund, MFS Gemini U.K. Fund, MFS Global Financial Services Fund, MFS Global Health Sciences Fund, MFS Global Conservative Equity Fund, MFS International ADR Fund and MFS International Core Equity Fund, (each, a "Fund, each a series of MFS Series Trust X (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on December 29, 2000, and on May 31, 2001 the sole shareholder of MFS Select Growth Fund and MFS Emerging Companies Fund took action by unanimous written consent to approve the following matters:

o the terms of the Investment Advisory Agreement dated December 29, 2000 between the Trust on behalf of MFS MFS Fundamental Growth Fund, MFS Multi Cap Growth Fund, MFS
                     Gemini Large Cap U.S. Fund, MFS Gemini U.K. Fund, MFS Global Financial Services Fund, MFS Global Health Sciences Fund, MFS Global Conservative Equity Fund, MFS International ADR Fund and MFS International Core Equity Fund and Massachusetts Financial Services Company;

o the terms of the Investment Advisory Agreement dated May 31, 2001, by and between the Trust on behalf of MFS
                     Emerging Companies Fund, and Massachusetts Financial Services Company;

o the selection of Delloitte & Touche LLP as independent public accountants of each Fund;